Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-271038

Issuer Free Writing Prospectus, dated October 5, 2023

ATMOS ENERGY CORPORATION

Final Term Sheet

5.900% Senior Notes due 2033

6.200% Senior Notes due 2053

This Free Writing Prospectus relates only to the 5.900% Senior Notes due 2033 and the 6.200% Senior Notes due 2053 of Atmos Energy Corporation and should be read together with the Preliminary Prospectus Supplement dated October 5, 2023.

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P):*	A1 (Stable) / A- (Stable)

Trade Date:	October 5, 2023

Settlement Date (T+2):	October 10, 2023

Security Description:	Senior Unsecured Notes

5.900% Notes due 2033

Principal Amount:	$400,000,000

Maturity Date:	November 15, 2033

Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15, beginning May 15, 2024 (long first coupon)

Coupon:	5.900%

Benchmark Treasury:	3.875% UST due August 15, 2033

Benchmark Treasury Price & Yield:	93-13+/ 4.716%

Spread to Benchmark Treasury:	+120 bps (1.200%)

Yield to Maturity:	5.916%

Public Offering Price:	99.870% of principal amount plus accrued interest from the Settlement Date

Net Proceeds (before expenses) to the Issuer:	$396,880,000 (99.220%)

Day Count Convention:	30/360

Optional Redemption Provisions:	The 2033 Notes may be redeemed, at the option of Atmos Energy Corporation, prior to August 15, 2033 (which is the date that is three months prior to the maturity date of the notes), in whole or from time to time in part, at the “make-whole” redemption price.

The 2033 Notes may also be redeemed, at the option of Atmos Energy Corporation, at any time on or after August 15, 2033 (which is the date that is three months prior to the maturity date of the notes), in whole or in part, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+20 basis points

CUSIP/ISIN:	049560 AZ8 / US049560AZ81

6.200% Notes due 2053

Principal Amount:	$500,000,000

Maturity Date:	November 15, 2053

Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15, beginning May 15, 2024 (long first coupon)

Coupon:	6.200%

Benchmark Treasury:	3.625% UST due May 15, 2053

Benchmark Treasury Price & Yield:	80-11+/ 4.887%

Spread to Benchmark Treasury:	+133 bps (1.330%)

Yield to Maturity:	6.217%

Public Offering Price:	99.759% of principal amount plus accrued interest from the Settlement Date

Net Proceeds (before expenses) to the Issuer:	$494,420,000 (98.884%)

Day Count Convention:	30/360

Optional Redemption Provisions:

The 2053 Notes may be redeemed, at the option of Atmos Energy Corporation, prior to May 15, 2053 (which is the date that is six months prior to the maturity date of the notes), in whole or from time to time in part, at the “make-whole” redemption price.

The 2053 Notes may also be redeemed, at the option of Atmos Energy Corporation, at any time on or after May 15, 2053 (which is the date that is six months prior to the maturity date of the notes), in whole or in part, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+20 basis points

CUSIP/ISIN:	049560 BA2 / US049560BA22

Joint Book-Running Managers:	BofA Securities, Inc. Credit Agricole Securities (USA) Inc. Mizuho Securities USA LLC TD Securities (USA) LLC CIBC World Markets Corp. Truist Securities, Inc. Wells Fargo Securities, LLC

Sr. Co-Manager:	Fifth Third Securities, Inc. Regions Securities LLC

Co-Manager:	Academy Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Atmos Energy Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Atmos Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Atmos Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Agricole Securities (USA) Inc. at 1-866-807-6030 (toll free), BofA Securities, Inc. at 1-800-294-1322 (toll- free), Mizuho Securities USA LLC at 1-866-271-7403 (toll- free); or TD Securities (USA) LLC at 1-855-495-9846 (toll-free).

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